UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

June 29, 2006

BOARDWALK PIPELINE PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	01-32665	20-3265614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3800 Frederica Street

Owensboro, Kentucky 42301

(Address of principal executive office)

(270) 926-8686

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 29, 2006, the registrant entered into a $400 million unsecured revolving credit facility as described in Item 2.03 below.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 29, 2006, the Registrant and certain of its subsidiaries entered into an Amended and Restated Revolving Credit Agreement (the “Amended and Restated Credit Agreement”) among the Registrant, as Guarantor, Boardwalk Pipelines, LP, Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP, each a wholly owned subsidiary of the Registrant, as Borrowers (the “Borrowers”), the several lenders and issuers party thereto (the “Lenders”), Wachovia Bank, National Association, as administrative agent, Citibank, N.A., as syndication agent and the other agents identified therein. Under the Amended and Restated Credit Agreement, the Lenders will provide the Borrowers certain revolving loans and letters of credit to be used for general partnership purposes in an aggregate amount of up to $400,000,000. Each Borrower is subject to a separate sub-limit for borrowings under this facility. The Registrant has guaranteed the obligations of the Borrowers under the Amended and Restated Credit Agreement.

Prepayments. The Borrowers are allowed to prepay all loans under the credit facility at any time without premium or penalty (other than customary LIBOR breakage costs).

Interest. Interest on amounts drawn under the credit facility will be payable at a floating rate equal to an applicable spread per annum over LIBOR or the Base Rate, as defined in the Amended and Restated Credit Agreement.

Conditions. The Borrowers’ ability to borrow amounts under the revolving credit facility will be subject to the execution of customary documentation relating to the facility, including satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents.

Financial Covenant. The Amended and Restated Credit Agreement requires that each of the Registrant and the Borrowers respectively maintain a minimum ratio, as of the last day of each fiscal quarter, of Consolidated Total Debt to Consolidated EBITDA (as defined in the Amended and Restated Credit Agreement), measured for the preceding twelve months, of not more than 5.00 to 1.00. If the Registrant, a Borrower or their subsidiaries completes an acquisition having a purchase price of $100.0 million or more that otherwise meets the conditions for a qualifying acquisition under the credit facility, the leverage ratio for such party increases to 5.50 to 1.00 for a period of three consecutive fiscal quarters immediately following the consummation of the acquisition.

Negative Covenants. The Amended and Restated Credit Agreement prohibits the Borrowers from declaring dividends or distributions if any default or event of default, as defined in the Amended and Restated Credit Agreement, occurs or would result from such a declaration. In addition, the Amended and Restated Credit Agreement contains covenants limiting the ability of the partnership, the Borrowers and their subsidiaries to, among other things:

•	incur or guarantee indebtedness;

•	make certain negative pledges and grant certain liens;

•	make certain restricted payments;

•	make certain loans, acquisitions and investments;

•	make any material changes to the nature of its business; or

•	enter into a merger, consolidation or sale of assets.

Events of Default. If an event of default exists under the Amended and Restated Credit Agreement, the lenders will be able to terminate the credit facility and accelerate the maturity of all outstanding loans, as well as exercise other rights and remedies. Each of the following will be an event of default under the Amended and Restated Credit Agreement:

•	failure to pay any principal, interest, fees, expenses or other amounts when due;

•	failure of any representation or warranty to be true and correct in any material respect;

•	failure to perform or otherwise comply with the covenants in the Amended and Restated Credit Agreement or other loan documents, subject to certain grace periods;

•
default by a Borrower or an affiliate of a Borrower on the payment of any other indebtedness in excess of $25.0 million, or any default in the performance of any obligation or condition with respect to such indebtedness beyond the applicable grace period if the effect of the default is to permit or cause the acceleration of the indebtedness;

•	bankruptcy or insolvency events involving a Borrower or an affiliate of a Borrower;

•	the entry of, and failure to pay, one or more adverse judgments in excess of a specified amount against which enforcement proceedings are brought or that are not stayed pending appeal;

•	a change in control of the Registrant or a Borrower;

•	the invalidity or unenforceability of any material provision in the Amended and Restated Credit Agreement or related documents; and

•	the occurrence of certain events with respect to employee benefit plans subject to ERISA.

A copy of the Amended and Restated Credit Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

Exhibit No.	Description
10.1
Amended and Restated Revolving Credit Agreement, dated as of June 29, 2006, among the Registrant, as Guarantor, Boardwalk Pipelines, LP, Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP, each a wholly owned subsidiary of the Registrant, as Borrowers (the “Borrowers”), the several lenders and issuers party thereto (the “Lenders”), Wachovia Bank, National Association, as administrative agent, Citibank, N.A., as syndication agent and the other agents identified therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BOARDWALK PIPELINE PARTNERS, LP

By: BOARDWALK GP, LP,
       its general partner

By: BOARDWALK GP, LLC,
       its general partner

By: /s/ Jamie L. Buskill
Jamie L. Buskill
                       Chief Financial Officer

Dated: July 5, 2006